Exhibit 10.1

AMENDMENT NO. 1

TO ARRANGEMENT AGREEMENT

This Amendment No. 1 to Arrangement Agreement (“Amendment”) is made as of September 10, 2018

AMONG

Alithya Group Inc., a corporation existing under the laws of Québec

-and-

9374-8572 Québec Inc., a corporation existing under the laws of Québec

-and-

9374-8572 Delaware Inc., a corporation existing under the laws of Delaware

-and-

Edgewater Technology, Inc., a corporation existing under the laws of Delaware.

RECITALS

A.    The Parties have previously entered into an Arrangement Agreement dated as of March 15, 2018 (the “Arrangement Agreement”).

B.    The Parties now desire to amend the Arrangement Agreement in certain respects as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.    Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Arrangement Agreement.

2.    Recital E of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“For U.S. federal income tax purposes, the parties intend that the Merger and the Arrangement shall together qualify as a transaction described in Section 351 of the Code (as defined herein).”

3.    The definitions of “Company Net Debt”, “Current Assets”, “Current Liabilities”, “Outside Date”, “U.S. Merger Partner Net Cash” and “Working Capital Ratio” in Section 1.1 of the Arrangement Agreement are hereby deleted in their entirety and replaced with the following:

“‘Company Current Assets’ means cash and cash equivalents (including, for greater clarity, any proceeds raised by the Company prior to or contemporaneous with Closing pursuant to a private placement or public offering financing of the Company of securities of the Company or securities convertible into securities of the Company or securities of CanCo Parent), accounts receivable (net of a provision for uncollectible accounts), unbilled contract amounts recognized as revenue under the percentage of completion method, prepaid expenses and Tax receivables but excludes (i) deferred Tax assets; and (ii) receivables from any related parties (as the term “related party” is defined in MI 61-101;”

“‘Company Funded Debt’ means, at Closing, the Company’s long-term debt (excluding any short-term debt);”

“‘Current Liabilities’ means accounts payable and accrued expenses, but excludes (i) deferred Tax liabilities; (ii) the current portion of long term debt; (iii) the current portion of deferred lease and other inducements; (iv) payables to any related parties (as the term “related party’ is defined in MI 61-101); and (v) any draw by U.S. Merger Partner on its revolving credit facility directly related to the funding of U.S. Merger Partner’s special dividend as declared and paid pursuant to Section 5.12(c);”

“‘Outside Date’ means December 15, 2018 or such later date as may be agreed to in writing by the Parties;”

“‘U.S. Merger Partner Current Assets’ means cash and cash equivalents (as determined in accordance with U.S. GAAP, excluding, for greater clarity, any proceeds of the Debt Financing relating to U.S. Merger Partner’s special dividend as declared and paid pursuant to Section 5.12(c), but including any restricted cash (other than from the proceeds of the Debt Financing) to the extent available for payment of such special dividend), accounts receivable (net of a provision for uncollectible accounts), unbilled contract amounts recognized as revenue under the percentage of completion method, prepaid expenses and Tax receivables but excludes (i) deferred Tax assets; and (ii) receivables from any related parties (as the term “related party” is defined in MI 61-101);”

“‘U.S. Merger Partner Net Cash’ means, at Closing, U.S. Merger Partner’s cash and cash equivalents (as determined in accordance with U.S. GAAP) (excluding, for greater clarity, any proceeds of the Debt Financing relating to U.S. Merger Partner’s special dividend as declared and paid pursuant to Section 5.12(c) but including any restricted cash (other than from the proceeds of the Debt Financing) to the extent available for payment of such special dividend), but net of any outstanding funded debt (other than Debt Financing) and certain then unpaid merger related costs as calculated in accordance with Schedule E;”

“‘Working Capital Ratio’ means, (i) with respect to the Company, the result of the calculation of Company Current Assets divided by Current Liabilities, and (ii) with respect to U.S. Merger Partner, the result of the calculation of U.S. Merger Partner Current Assets divided by Current Liabilities.”

4.    The following additional defined terms are hereby added to Section 1.1 of the Arrangement Agreement:

“‘Closing U.S. Merger Partner Net Cash’ has the meaning given to it in Section 5.12(c) of the Arrangement Agreement;”

“‘Estimated U.S. Merger Partner Closing Balance Sheet’ has the meaning given to it in Section 5.12(b) of the Arrangement Agreement;”

“‘Special Dividend Declaration Date’ has the meaning given to it in Section 5.12(c) of the Arrangement Agreement;”

5.    Section 2.1(j) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“U.S. Tax Treatment. The Parties intend that the Arrangement, together with the transactions contemplated in Section 2.2, qualify as a transfer subject to Section 351 of the Code. The Parties shall (and each Party shall cause its respective Subsidiaries to) cooperate regarding such intended Tax treatment and not take any position or action that is inconsistent with the foregoing, except to the extent otherwise required by applicable Tax Law.”

6.    Section 2.2(i) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“U.S. Tax Treatment. The Parties intend that the Merger, together with the transactions contemplated in Section 2.1, qualify as a transfer subject to Section 351 of the Code. The Parties shall (and each Party shall cause its respective Subsidiaries to) cooperate regarding such intended Tax treatment and not take any position or action that is inconsistent with the foregoing, except to the extent otherwise required by applicable Tax Law.”

7.    Section 4.1(c)(iv) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Common Shares or Company AA Shares or other securities of the Company or its Subsidiaries (including Options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Common Shares or Company AA Shares or other securities of the Company or its Subsidiaries, other than the issuance of Company A Shares issuable pursuant to the exercise of Options outstanding on the date of this Agreement or in accordance with the Company Share Purchase Plan or with the Company’s articles or pursuant to a private placement or public offering financing of the Company (on terms mutually satisfactory to the Parties, each acting reasonably) of securities of the Company or securities convertible into securities of the Company or securities of CanCo Parent for aggregate gross proceeds of up to $50,000,000 completed prior to or contemporaneous with the Closing;”

8.    Section 5.12(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“At Closing, the Company shall deliver a balance sheet with no more than US$15,850,000 of Company Funded Debt calculated based on the Exchange Rate.”

9.    Section 5.12(b) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“U.S. Merger Partner shall deliver to the Company (i) at least 5 business days prior to the Special Dividend Declaration Date, an estimated balance sheet forecasting the amount of the Closing U.S. Merger Partner Net Cash, calculated as per the normal course of business and in a manner consistent with prior periods, along with details of the reasonable assumptions used and other supporting documentation in support of such estimated balance sheet and amount of the forecasted Closing U.S. Merger Partner Net Cash (the “Estimated U.S. Merger Partner Closing Balance Sheet”), which shall be to the satisfaction of the Company, and assist the Company and U.S. Merger Partner in agreeing on the amount of Closing U.S. Merger Partner Net Cash to establish the exact amount of the special dividend in accordance with Section 5.12(c). U.S. Merger Partner undertakes to cooperate and assist the Company, as the Company may reasonably request, with the verifications and review by the Company of the Estimated U.S. Merger Partner Closing Balance Sheet, and to provide and/or make available to the Company all documents, evidence and/or other financial personnel of U.S. Merger Partner that the Company may reasonably request in order for it to complete such verifications and review. U.S. Merger Partner further undertakes to immediately notify the Company of any material changes to the Estimated U.S. Merger Partner Closing Balance Sheet between the Special Dividend Declaration Date and the Closing Date.”

10.    Section 5.12(c) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“On such date (the “Special Dividend Declaration Date”) as shall be mutually agreed by U.S. Merger Partner and the Company prior to the Closing, U.S. Merger Partner shall declare a special dividend to the stockholders and holders of outstanding equity awards of U.S. Merger Partner of record as of the close of business on the Business Day immediately preceding the anticipated Closing Date, which special dividend shall be contingent upon the Closing occurring (as well as that there be no restrictions remaining, after giving effect to the Closing, on the cash obtained to pay such special dividend pursuant to the Debt Financing) and shall be in the aggregate amount of US$20,500,000, provided that:

(i)	such special dividend shall increase dollar for dollar to the extent that the Closing U.S. Merger Partner Net Cash is greater than US$8,500,000; and

(ii)	such special dividend shall decrease dollar for dollar to the extent that the Closing U.S. Merger Partner Net Cash is less than US$8,500,000.

The above special dividend may be paid in cash or reflected through adjustments to the outstanding equity awards under equity compensation plans of U.S. Merger Partner, provided that in no event shall the total value of the cash special dividend paid plus the value of any such adjustments to outstanding equity awards (excluding, for purposes of such determination, adjustments made to any U.S. Merger Partner Share Option that is determined to be out-of-the money on the basis of the exercise price of such U.S. Merger Partner Share Option immediately prior to such adjustment as compared to the VWAP for the 10 consecutive trading days ending on the date immediately preceding the Special Dividend Declaration Date, and it being further understood in respect of adjustments made to any U.S. Merger Partner Share Option that is determined to be in-the money on the basis of the exercise price of such U.S. Merger Partner Share Option immediately prior to such adjustment as compared to the VWAP for the 10 consecutive trading days ending on the date immediately preceding the Special Dividend Declaration Date, that no treasury method reduction in U.S. Merger Partner Common Shares shall be made to reflect any theoretical release of cash from the exercise of such U.S. Merger Partner Share Option) exceed the US$20,500,000 special dividend amount, as adjusted by the adjustment, if any, provided by clauses (i) and (ii) above. Furthermore, in order to permit U.S. Merger Partner to comply with its reporting obligations for the special dividend under Rule 10b-17 under the 1934 Exchange Act and NASDAQ Market Rule 5250(e)(6), the Company and U.S. Merger Partner shall mutually agree, on or prior to the Special Dividend Declaration Date, on the amount of U.S. Merger Partner Net Cash which shall be available to U.S. Merger Partner at the Closing (the “Closing U.S. Merger Partner Net Cash”) and the resulting exact amount of the special dividend.”

11.    The last sentence of Section 5.14 of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“For greater certainty, such Debt Financing shall be on commercially reasonable terms customary for financings of this nature and shall include an option to repay such Debt Financing, in part or in full, following the Closing without penalty, the whole subject to prior approval by the Company, acting reasonably.”

12.    Section 5.15 of the Arrangement Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”

13.    Section 8.2(e) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“the VWAP for the 10 consecutive trading days ending on the date immediately preceding the ex-dividend date for U.S. Merger Partner‘s special dividend declared and paid pursuant to Section 5.12(c) shall not be less than US$5.25 provided that, in the event such VWAP is less than US$5.25, U.S. Merger Partner may instead satisfy this condition by proposing an Adjusted Equity Exchange Ratio (calculated using the formula in the definition of such term in Section 1.1) by written notice to the Company, provided that the calculation of such Adjusted Equity Exchange Ratio is accepted by the Company, acting reasonably, by written notice to U.S. Merger Partner, in which case such Adjusted Equity Exchange Ratio shall replace the Equity Exchange Ratio for all purposes of this Agreement;”

14.    Section 8.2(i) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”

15.    Section 8.3(f) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”

16.    Except as specifically provided for herein, the terms of the Arrangement Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALITHYA GROUP INC.

By:	/s/ Paul Raymond
Name:	Paul Raymond
Title:	President and Chief Executive Officer

9374-8572 QUÉBEC INC.

By:	/s/ Paul Raymond
Name:	Paul Raymond
Title:	President

9374-8572 DELAWARE INC.

By:	/s/ Paul Raymond
Name:	Paul Raymond
Title:	President

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Jeffrey L. Rutherford
Name:	Jeffrey L. Rutherford
Title:	Chairman, Interim President and Interim Chief Executive Officer